EXHIBIT 10.1

CREDIT AGREEMENT

undersigned:

1.	Pemstar B.V., established in Almelo, hereinafter referred to as ‘the Borrower’,

2.	ABN AMRO Bank N.V., having its registered office in Amsterdam, the Netherlands, hereinafter referred to as ‘ABN AMRO’

have agreed as follows:

On the basis of the information supplied to ABN AMRO, the Borrower is granted an overdraft facility on the terms and conditions and at the rates and charges stated in this agreement and the appendix hereto. The facility is granted to finance the Borrower’s business activities.

Facility amount	EUR 5.000.000,=

A maximum of EUR 2,000,000 may be used for short-term cash loans in euros. The terms and conditions apply to these short-term cash loans will be recorded in a separate agreement. Drawings will be in tranches of at least EUR 500,000 and will be deducted from the total amount available under the credit limit.

Rates and charges
• Current debit interest rate which is made up of:	2,977% per annum
• ABN AMRO Euro Base Rate	2,077% per annum
• individual margin	0,900% per annum

The average 1-month Euribor rate will be determined retrospectively on the final business day of the relevant calendar month. All the 1-month Euribor rates in the relevant calendar month will be added together and divided by the number of days in that month. The rate applied in respect of Saturdays and Sundays will be the rate applying on the Friday directly before, while the rate applying on any public holidays will be the same as the 1-month Euribor rate for the previous business day. The method used to calculate the rate applying on public holidays will be applied in respect of New Year’s Day, Good Friday, Easter Monday, 1 May and 25 and 26 December.

The above Euribor rate is the average Euribor rate for the month of July.

• Credit fee	None

Security and covenants

•	Joint and several liability of Pemstar Netherlands Holding B.V..
•	Pledge of stocks.
•	Pledge of receivables.

The Borrower is exempted, until further notice, from the obligation to provide ABN AMRO with an itemised and duly signed list of pledged receivables. ABN AMRO has the right to withdraw this exemption on notification.

•	Pursuant to article 18 of the ABN AMRO General Banking Conditions, ABN AMRO shall have a pledge on all goods, documents of title and securities, which are in the possession or will come into the possession of ABN AMRO or of a third party on behalf of ABN AMRO from or for the benefit of the Borrower on any account whatsoever, on all shares forming part of a collective deposit within the meaning of the Securities Giro Administration and Transfer Act (‘Wet giraal effectenverkeer’), which are in the possession or will come into the possession of ABN AMRO, and on all the present and future debts owing by ABN AMRO to the Borrower on any account whatsoever, as security for all and any present and future debts owing by the Borrower to ABN AMRO on any account whatsoever. ABN AMRO hereby accepts this (right of) pledge. In as far as these assets have not yet been pledged in advance or otherwise, to ABN AMRO as security for the aforementioned obligations of the Borrower, this Credit Agreement shall be deemed to be a pledge agreement and the notification required for the pledge shall be deemed to have been made, in so far as it is considered necessary.

Other provisions

•	For reasons of business continuity, ABN AMRO deems it necessary that:

•	the Borrower’s tangible net worth must represent at least 40% of the adjusted balance sheet total, with a minimum of EUR 10,000,000. Compliance with this provision will be required throughout the term of the credit agreement.

If ABN AMRO believes at any time that the Borrower’s tangible net worth is below EUR 10,000,000 and/or less than 40% of its adjusted balance sheet total, the credit facility will become immediately due and repayable. ABN AMRO will alternatively be entitled to continue the facility on terms and conditions acceptable to it.

•	For the purpose of this credit arrangement,

tangible net worth is understood to mean:

issued and paid-up share capital plus reserves, deferred tax liabilities and loans subordinated to the Borrower’s debts to ABN AMRO, minus intangible assets, deferred tax assets, participating interests, receivables from shareholders and/or directors and shares the Borrower holds in his own company, as shown in the annual accounts.

adjusted balance sheet total is understood to mean:

total assets minus the sum of (a) intangible assets, (b) deferred tax assets, (c) participating interests, (d) receivables from shareholders and/or directors and (e) shares held in the own company, as shown in the annual accounts.

annual accounts is understood to mean:

the Borrower’s annual accounts, consisting of the consolidated balance sheet, profit and loss account and accompanying notes, including an unqualified audit certificate, drawn up by a qualified accounting consultant, acceptable to ABN AMRO in accordance with the calculation bases and accounting principles applied in the Borrower’s consolidated annual accounts for the financial year 2003;

•	Intercompany transactions will be on an arm’s length basis.

•	The facility is designed to be used for working capital purposes and may not be used to fund group companies.

•	The Borrower will advise ABN AMRO in advance of any planned acquisitions or participating interests.

•	The Borrower will as far as possible lead his incoming and outgoing payments through ABN AMRO.

•	The enclosed ABN AMRO General Credit Provisions dated January 1999 will apply. By signing this Credit Agreement the Borrower declares that he has received a copy of said General Credit Provisions and is fully aware of the contents thereof.

•	The following will apply in addition or contrary to the ABN AMRO General Credit Provisions:

ABN AMRO will also receive from the Borrower the quarterly figures within one month of the end of every quarter.

Signature:

Almelo, 23.09.2004.

ABN AMRO N.V.

Branch: Rosa Luxemburgstraat 2

/s/ C. Oosterman

/s/ H. Dik

Almelo, 28-09-2004.

Pemstar B.V.: /s/ C. Kamphuis

The undersigned, Pemstar Netherlands Holding B.V., declares that he assumes joint and several liability towards ABN AMRO for all sums that the Borrower is now or will at any time hereafter become due to ABN AMRO under this credit arrangement.

Almelo, 28-09-2004.

Pemstar Netherlands Holding B.V.: /s/ G. Westerhof

SHORT-TERM LOAN AGREEMENT IN EUROS

This agreement is made between the undersigned:

1.	Pemstar B.V., established in Almelo,

hereinafter (collectively and separately) referred to as ‘the Borrower’,

and

2.	ABN AMRO Bank N.V.,

having its registered office in Amsterdam,

hereinafter referred to as ‘the Bank’.

Whereas:

The Bank has offered by the Credit Agreement dated 28.09.2004 to grant the Borrower, until further notice, a short-term loan facility, subject to the terms and conditions mentioned in that Credit Agreement, including the conclusion of a relevant agreement between the parties.

It is hereby agreed as follows:

Article 1 Loan period and currency

1.1	Under the short-term loan facility, the Borrower shall be entitled to draw short-term loans at the Bank in euros for periods ranging from fourteen days to twelve months, with the length of the period to be determined by the Borrower. Short-term loans drawn for periods longer than three months shall require the Bank’s prior consent.

1.2	The Bank shall not be obliged to grant a short-term loan upon the occurrence of any event mentioned in 5.1 below.

Article 2 Loan amount

Short-term loans shall be a minimum of EUR 500,000 (five hundred thousand euros). In addition, short-term loans may only be drawn in a multiple of EUR 100,000 (one hundred thousand euros).

Article 3 Fixing of interest

3.1	If the Borrower wishes to draw a short-term loan under the short-term loan facility, he shall notify the Bank by telephone before 11.30 a.m. (Central European Time) on the day of the intended drawing and at the same time state loan amount and loan period.

3.2	During, or immediately after the telephone call referred to in 3.1 above, the Bank shall quote the interest rate at which it is willing to grant the short-term loan requested. If the Bank and the Borrower then reach agreement upon the interest rate, the Bank shall confirm the short-term loan it has granted to the Borrower in writing or by fax or another customer datacommunication system of the Bank’s choice to which the Bank is linked, stating loan amount, loan period and interest rate as well as the account on which the short-term loan shall be made available to the Borrower. If the parties shall fail to reach agreement, this shall mean a return to the situation prior to the notice by telephone referred to in 3.1 above.

Article 4 Interest and principal

The Borrower shall pay interest on any short-term loan at the rate fixed in the way described in 3 above, together with the repayment of the short-term loan in question. Interest shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. Each short-term loan shall be repaid on the last day of the loan period. Premature repayment is not permitted.

Article 5 Events of default

5.1	All short-term loans together with accrued interest and any other sum due from the Borrower under this agreement will be due to the Bank forthwith and in full, without demand notice or any other formality being required:

a.	if the Borrower defaults on any obligation towards the Bank at the time and in the manner required;

b.	if the Borrower’s legal structure is changed and/or the Borrower effects a merger or demerger, ceases to exist, ceases to pursue the corporate objects set out in his memorandum and articles of association, decides to liquidate his business or loses his legal status;

c.	if the Borrower applies for a moratorium or other judicial postponement of payment of debts, presents a bankruptcy or winding-up petition, is adjudicated bankrupt or wound-up or proposes an extrajudicial arrangement or composition with his creditors;

d.	if any immovable properties of the Borrower or his consolidated subsidiaries are taken in execution or attached by way of security and this attachment is not lifted or discharged within thirty days; if the whole or, in the opinion of the Bank, a substantial part of the movable and/or immovable properties is lost, damaged, expropriated or confiscated;

without prejudice to the Bank’s right at any time to take all such measures provided by law as it shall deem necessary or appropriate to protect its rights or to recover the Borrower’s debt to it.

5.2	The Borrower shall forthwith notify the Bank of the occurrence of any circumstances mentioned under b, c and d in 5.1 above.

Article 6 Compensation

If the Bank calls in the short-term loan by virtue of the provisions contained in 5.1 above, the Borrower shall be due to the Bank lump sum compensation of 1.5% (one and a half per cent) of the amount the repayment of which is demanded by the Bank.

Article 7 Default Interest

Without prejudice to the provisions contained in 5 and 6 above, the Borrower shall be liable, in the event of late payment of any sum due under this agreement, to pay default interest on the overdue amount as from the due date until the date of actual payment in full. The rate of such default interest shall be 2 percentage points above the interest rate applicable to the short-term loan in question as referred to in 4 above and may be further increased by the difference adverse to the Bank between the interest rate referred to in 4 above and the weighted average of the official offered rate (Euro Overnight Index Average) as determined on each day of late payment at 7.00 p.m. (Central European Time). Default interest resulting from this article shall be due and calculated as from the due date until the date of actual payment.

Article 8 Payments

8.1	The Borrower shall make all payments due under this agreement on the due dates at the Bank’s branch where the short-term loan is accounted for or at any other address for payment the Bank has notified to the Borrower. The Bank reserves the right to designate other addresses for payment. The Borrower shall make the payments without set-off or counterclaim and without any deduction for or on account of any taxes of whatever nature now or hereafter imposed or levied by or under the authority of the government of any country in which the Borrower shall be resident. This shall not apply, however, if any such taxes shall at any time be required to be withheld or deducted from any payment to be made by the Borrower, in which case the Borrower shall pay such additional amounts as shall be necessary to ensure that the net amount received by the Bank equals the amount payable under the terms and conditions of this agreement.

8.2	If an amount shall become payable on a day on which banking institutions in the Netherlands are closed and which is not a Saturday, such payment shall be made on the next succeeding day on which those institutions are open for business. If the result of such extension would be to carry the payment over into another calendar month, payment shall be made on the last day of the relevant month on which those banking institutions are open for business.

8.3	The Bank shall be entitled but not obliged to debit all amounts that are due and payable by the Borrower to the Bank in respect of the short-term loans, from the Borrower’s current account at the Bank, without prejudice to the Borrower’s obligation to ensure that such debit would not cause the current account to show an anauthorised debit balance.

Article 9 Appropriation of payments

The Bank shall apply all net payments it receives under this agreement (i.e. after deduction of all costs and expenses) in reduction or settlement of the Borrower’s indebtedness as follows: firstly costs and expenses incurred, secondly fees and commissions, next compensation and default interest, then interest and finally principal.

Article 10 Evidence

The Bank’s records shall be conclusive evidence of the Borrower’s indebtedness to the Bank, unless the Borrower shall be able to furnish proof to the contrary. In the case of disagreement on any amount due and payable by the Borrower according to the records of the Bank, the Borrower shall not be entitled to refuse or postpone payment of the whole or any part of such amount but this shall not affect the Bank’s obligation to refund any amount it should appear to have received in excess.

Article 11 Amendments and additions

In the case of any amendments or additions to the short-term loan facility referred to under ‘Whereas’ at the beginning of this agreement, or replacement by a similar short-term loan facility, the provisions contained in this agreement shall continue to apply, without any rider to this agreement or a separate agreement being required.

Article 12 General Banking Conditions

Except where this agreement expressly provides otherwise, the legal relationship between the Borrower and the Bank shall be subject to the Bank’s General Banking Conditions. The Borrower declares that he has received a copy of these General Banking Conditions and to be aware of the content thereof.

Signature:

Almelo, 28 September, 2004

Pemstar B.V.: (the Borrower)	ABN AMRO Bank N.V.
Almelo
/s/ C. Kamphuis
/s/ G. Westerhof

ABN AMRO GENERAL CREDIT PROVISIONS

consisting	of:

I	General Provisions

II	General Provisions governing Overdraft and Contingent Liability Facilities

III	General Provisions governing Loans

(January 1999)

I	GENERAL PROVISIONS

1	Definitions

In these ABN AMRO General Credit Provisions the following expressions shall have the following meanings:

a	‘Borrower’ shall mean the legal or natural person or persons, both together and individually, to whom the Credit has been or will be made available;

b	‘ABN AMRO’ shall mean ABN AMRO Bank N.V.;

c	‘Credit Agreement’ shall mean the agreement concluded between the Borrower and ABN AMRO in which these ABN AMRO General Credit Provisions have been stated to apply;

d	‘Credit’ shall mean overdraft facilities and/or contingent liability facilities and/or loans granted to the Borrower under the Credit Agreement.

2	Availability

The Credit will not be made available to the Borrower until all security interests, covenants, documents and information stated in the Credit Agreement have been provided and the other terms and conditions stipulated in the Credit Agreement regarding availability of the Credit have also been complied with.

3	Security and covenants

3.1	Agreements and priority

Any security and covenants provided shall serve to secure all present and future indebtedness of the Borrower to ABN AMRO on any account whatsoever, and shall be documented using agreements to be determined by ABN AMRO or in the Credit Agreement. Any costs involved shall be for the Borrower’s account. Unless otherwise stated, security interests in favour of ABN AMRO shall rank prior to any other charges.

3.2	Mortgage

If a mortgage is given, in addition to the provisions contained in the mortgage deed, the General Terms and Conditions for Mortgages (Algemene Bepalingen voor Hypotheekstelling) shall also apply. A mortgage interest in respect of various registered properties shall be created by means of separate mortgages in respect of each property individually, in each case for the full principal plus interest and costs.

3.3	Disclosure

The Borrower agrees that if third parties have provided security or covenants, ABN AMRO may provide such third parties with information about his financial position and any facts relating to the Credit which may be of importance to such third parties.

4	Plurality of Borrowers/joint and several liability

If the Borrower consists of various legal or natural persons, each of them shall irrevocably be jointly and severally liable to ABN AMRO for all present or future indebtedness of any or all of them to ABN AMRO on account of the Credit or on any other account whatsoever, whether as part of ordinary banking business or otherwise. Unless otherwise stated, notices and communications to the Borrower first named in the Credit Agreement shall be deemed to have been given or made to all jointly and severally liable persons. This provision shall not apply if the Borrower is jointly and severally liable to ABN AMRO under a separate agreement concluded to that effect.

5	Negative pledge

As long as the Borrower owes ABN AMRO any sum on any account whatsoever, or may in any manner become indebted to ABN AMRO as a result of present or future obligations, the Borrower shall not transfer, or promise to transfer, title to all or any of his assets - except where such transfer forms part of his ordinary business -, or charge, or promise to charge, all or any of his assets in favour of a third party unless he has obtained the prior express consent of ABN AMRO.

6	Insurance

The Borrower shall at all times provide for sufficient and adequate insurance against general business risks as well as the specific risks pertaining to his line of business.

7	Restructuring clause (companies only)

The Borrower shall notify ABN AMRO without delay of any changes in the structure of his company and any subsidiaries and group companies, including changes in the person or persons of any shareholders of the Borrower and any subsidiaries and group companies.

8	Costs and expenses

All costs and expenses incurred in connection with the Credit Agreement, including any taxes payable by ABN AMRO (other than on net profit), as well as any reasonable costs and expenses incurred by ABN AMRO in connection with the Borrower’s failure to comply with or fulfil any obligation under the Credit Agreement at the time and in the manner required, including collection charges, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought, shall be for the account of the Borrower and be paid by the Borrower on ABN AMRO’s first demand.

9	Information

9.1	Annual accounts

The Borrower shall send ABN AMRO two copies of his balance sheet, profit and loss account and notes thereto for the past financial year immediately after completion but in any event not later than six months after the end of his financial year.

9.2	Details

The Borrower shall provide ABN AMRO, both on its first demand and unsolicited, with any details of his financial position and business developments which may have a material effect on his financial position.

10	General Conditions

All relations between the Borrower and ABN AMRO shall be governed by the General Conditions (Algemene Voorwaarden) of ABN AMRO. By signing the Credit Agreement the Borrower declares that he has received a copy of said General Conditions.

II	GENERAL PROVISIONS GOVERNING OVERDRAFT AND CONTINGENT LIABILITY FACILITIES

1	Use

1.1	Overdraft facility

An overdraft facility may be used to borrow money on current account, and if agreed explicitly, to enter into contingent liabilities with a maximum term of one year, such as those arising from the issuance of guarantees, the issuance of letters of credit, the discounting of bills and any other purposes stated in the Credit Agreement.

1.2	Contingent liability facility

A contingent liability facility may be used for the purpose stated in the Credit Agreement.

2	Exposure/unused part of facility

2.1	Overdraft facility

The limit of an overdraft facility shall always be reduced by the obligations of the Borrower to ABN AMRO on account of:

•	the current account debit balance (including accrued interest and fees);

•	contingent liabilities such as those arising out of obligations ABN AMRO has undertaken against third parties for the account and at the risk of the Borrower, unless such obligations can be charged to a contingent liability facility granted to the Borrower.

If the Borrower maintains various current accounts, the current account debit balance shall be the net amount of the combined debit and credit balances (including accrued interest and fees) of such current accounts. The unused part of the overdraft facility remaining after deduction of the above exposures shall be available to the Borrower.

2.2	Contingent liability facility

The limit of a contingent liability facility shall always be reduced by the obligations of the Borrower to ABN AMRO arising out of the use of such facility in conformity with the purpose stated in the Credit Agreement insofar as such obligations are not yet due and payable. The unused part of the contingent liability facility remaining after deduction of such exposure shall be available to the Borrower.

3	Interest and fees

3.1	Calculation basis of debit interest

In calculating interest on debit balances in EMU currencies (which shall be understood to include the euro) up to the agreed limit of the overdraft facility, ABN AMRO shall apply the ABN AMRO Euro Base Rate. Until further notice the ABN AMRO Euro Base Rate shall be the leading repo rate (the rate of the Main Refinancing Operation) as determined from time to time by the European Central Bank (ECB), plus a debit interest surcharge, subject to the minimum base rate stated in the Credit Agreement. The ABN AMRO Euro Base Rate shall be increased by an individual margin stated in the Credit Agreement. As soon as the ECB changes the rate of the Main Refinancing Operation, or ABN AMRO changes the debit interest surcharge or alters the composition or method of calculation of the ABN AMRO Euro Base Rate, the debit interest rate shall be adjusted accordingly. In fixing the ABN AMRO Euro Base Rate, the rate of the Main Refinancing Operation will be rounded to the nearest 0.10%. Rates ending with exactly 0.05% will be rounded up. ABN AMRO shall announce changes in the debit interest surcharge as well as any alterations in the composition or method of calculation of the ABN AMRO Euro Base Rate in at least three national daily newspapers with a large circulation in the Netherlands. Interest on debit balances in non-EMU currencies shall be payable at a rate to be determined by ABN AMRO.

3.2	Interest on overdrafts exceeding the agreed limit

Without prejudice to the provisions in 2.1 above, compensation to be determined by ABN AMRO shall be payable in respect of the amount by which the debit balance of the Borrower exceeds the limit of the overdraft facility.

3.3	Payment of debit interest and fees

Debit interest and fees payable by the Borrower shall be charged to his current account as follows:

•	debit interest once every quarter;

•	fees at the times to be specified by ABN AMRO.

If the Borrower maintains various current accounts with ABN AMRO, ABN AMRO shall have the right to charge debit interest and fees to one of these accounts.

4	Cancellation

Both the Borrower and ABN AMRO may cancel an overdraft facility and contingent liability facility at any time.

III	GENERAL PROVISIONS GOVERNING LOANS

1	Availability

The	following shall apply in addition to the provisions in 2 of the General Provisions:

1.	ABN AMRO shall not be obliged to make the loan amount available if any of the events mentioned in 5 below occurs;

2.	if the amount of the loan shall not or not fully have been drawn by the agreed ultimate drawing date, ABN AMRO shall in its discretion be entitled without any further instructions from the Borrower to make the undrawn part of the loan available to the Borrower as of that date.

2	Calculation of interest

Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed in any month.

3	Refixing of interest

3.1	If a fixed interest rate has been agreed, ABN AMRO shall not later than two weeks prior to an agreed interest refixing date notify the Borrower in writing of the proposed - fixed or floating - interest rate for the subsequent fixed rate period, without prejudice to the provisions contained in 3.3 below. Agreement shall be reached not later than one week prior to the interest refixing date. If the Borrower shall fail to respond to said notice from ABN AMRO not later than one week prior to the interest refixing date, the Borrower shall be deemed to have opted for the interest rate applicable to the shortest fixed rate period stated in said notice. If ABN AMRO shall fail to give said notice within the stated period, it shall nevertheless be at liberty to do so at a later date. ABN AMRO shall then offer the Borrower either the interest rate which it would have quoted on the basis of its prevailing interest rates had such notice been given in time or, if this should be lower, the interest rate it is able to quote on the basis of its interest rates prevailing at the time of such later notice. Agreement on the interest rate shall be reached within two weeks after the Borrower has received such notice from ABN AMRO.

3.2	If a floating interest rate has been agreed, the interest rate accepted by the Borrower during the first two months of a calendar quarter shall apply until the first day of the subsequent calendar quarter, and the interest rate accepted by the Borrower during the third month of a calendar quarter shall apply until the first day of the second following calendar quarter. Thereafter this interest rate, or the interest rate subsequently refixed in accordance with the provisions below, shall always apply for a period of three months. During the remainder of the term of the loan, ABN AMRO shall refix the interest rate whenever, in its opinion, having regard to money and capital market developments, the interest rate as at the fifteenth calendar day in the third month of any calendar quarter - or if ABN AMRO is not open for business on that day, the interest rate on the preceding business day - differs 0.25% or more from the interest rate then applicable pursuant to the Credit Agreement. The interest rate so refixed shall become effective from the first day of the subsequent calendar quarter. ABN AMRO shall notify such refixing to the Borrower in writing at least eleven days prior to the first day of the calendar quarter. If the Borrower does not agree to the refixed interest rate, the Borrower shall inform ABN AMRO not later than one week prior to the interest refixing date. If the Borrower shall fail to respond to the written notice from ABN AMRO not later than one week prior to the interest refixing date, the Borrower shall be deemed to have agreed to the interest rate quoted. If the Borrower shall so request not later than two weeks prior to the first day of the subsequent calendar quarter or on an interest refixing, ABN AMRO shall as from the first day of the subsequent calendar quarter convert such floating rate loan into a fixed rate loan at ABN AMRO’s interest rate then prevailing.

3.3	If a loan is not denominated in an EMU currency (which shall be understood to include the euro), the Borrower shall contact ABN AMRO by telephone before 10.00 a.m. (Amsterdam time) two business days prior to the agreed interest refixing date. Business day shall mean a day on which banking institutions in the Netherlands and the country where the currency in which the loan is denominated is the national unit, are open for business. During, or immediately after such telephone call, ABN AMRO shall quote the interest rate for the subsequent fixed rate period. If ABN AMRO and the Borrower then reach agreement, ABN AMRO shall confirm the interest rate to the Borrower in writing. If the Borrower shall fail to contact ABN AMRO before the time indicated above, ABN AMRO shall have the right to refix the interest rate on the basis of a one-year fixed rate period.

3.4	If ABN AMRO and the Borrower shall fail, or shall be deemed to have failed, to reach agreement on the interest rate for and the length of the subsequent fixed rate period, the Borrower shall be obliged on such interest refixing date to pay all sums due and owing to ABN AMRO under the Credit Agreement. The Borrower shall not be liable to pay compensation for losses sustained and income lost in respect of such early repayment.

3.5	Upon the expiration of a period of not less than three months from the date of the Credit Agreement, ABN AMRO shall notwithstanding the above provisions be entitled at its discretion to refix the agreed interest rate if:

a.	the cost to ABN AMRO of funding or continuing to fund the loan is above the level at the time when the Credit Agreement was entered into, and

b.	such increase is the consequence of credit restrictions, changes in capital adequacy requirements or other rules and regulations (including guidelines the observance of which is requested) of the Netherlands central bank or of Dutch, foreign or international monetary authorities.

4	Early repayment

4.1	If a loan is denominated in an EMU currency (which shall be understood to include the euro), the Borrower shall be entitled to make early repayments without compensation for losses sustained and income lost provided all the following conditions are complied with:

a.	the Borrower has given ABN AMRO at least one month’s prior notice by registered letter, indicating the amount and date of the intended early repayment;

b.	the early repayment shall coincide with a contractual repayment date or an agreed interest payment date;

c.	the prepaid amount shall be at least EUR 500 (or its equivalent in any other EMU currency, where applicable), subject to a maximum in any one calendar year of 5% of the original principal amount of the loan;

d.	the Borrower shall prove to ABN AMRO’s satisfaction that he is making such early repayment out of his own resources.

In all other cases the Borrower shall be due compensation as determined in accordance with the provisions in 4.2 below.

4.2	If the Borrower wishes to make an early repayment in a manner other or an amount higher than indicated in 4.1, he shall be liable to pay ABN AMRO compensation for losses sustained and income lost together with such early repayment. In the case of a floating interest rate being applicable, this compensation shall be 1% of the amount prepaid in a manner other than agreed or in excess of the maximum agreed. In the case of a fixed interest rate being applicable, this compensation shall be the difference between:

a.	the aggregate of the present values of the interest payments which pursuant to the Credit Agreement ABN AMRO would have received in respect of the amount prepaid in a manner other than agreed or in excess of the maximum agreed in respect of the period from the date of prepayment until the final repayment date or the next interest refixing date (whichever shall be the earlier) had such prepayment not been made, and

b.	the aggregate of the present values of the interest payments which ABN AMRO could receive on interbank loans where the principal amount is comparable to the amount prepaid in a manner other than agreed or in excess of the maximum agreed and of which the term is comparable to the period referred to in 4.2 a. hereof, but in any event not less than 1% of the amount prepaid in a manner other than agreed or in excess of the maximum agreed. The present value of the interest payments shall be calculated at the interbank rate applicable on the date of the prepayment. ABN AMRO shall give sufficient notice of the amount of compensation to the Borrower.

4.3	Upon giving notice of an intended early repayment, the Borrower shall be obliged to make such early repayment.

4.4	Early repayments shall be applied in reduction of the contractual repayments in reverse order of their maturity dates.

4.5	If the loan is repaid on an annuity basis, i.e. by instalments consisting of a decreasing interest component and an increasing principal component, ABN AMRO shall refix the remaining term of the loan, so that as far as possible the original instalments shall remain unchanged.

5	Events of Default

5.1	The outstanding balance of the principal amount of the loan together with accrued interest and any other sum due from the Borrower under the Credit Agreement shall be payable to ABN AMRO forthwith and in full without any demand or default notice being required:

a.	if the Borrower fails to comply with or fulfil, at the time and in the manner required, any obligation towards ABN AMRO whether arising under the Credit Agreement or otherwise;

b.	if the Borrower fails to comply with or fulfil, at the time and in the manner required, any obligation under any other loan or financing arrangement with or any guarantee towards third parties;

c.	if the Borrower decides to cease practising his profession or carrying on his business, to discontinue, sell, let or transfer title to the whole or part of his business or practice, or is suspended, removed or dismissed from his profession, office or function; if a licence, permit or registration which the Borrower requires in order to practise his profession or to carry on his business expires or is refused or withdrawn; if the nature of the Borrower’s profession or business in the opinion of ABN AMRO is changed in a material way; if the Borrower decides to transfer abroad the practice of his profession or the running of his business; if the Borrower acts contrary to any statutory regulations with respect to his profession or business; if the Borrower ceases to pursue the present corporate objects set out in his memorandum and articles of association or loses his legal status;

d.	if the partnership agreement (maatschaps- of vennootschapscontract) is terminated, or if there is an accession or departure of one or more partners, or if there is a dissolution or winding up (liquidatie) or a decision or an obvious intention to dissolve or wind up;

e.	if the Borrower dies, is placed under curatorship or otherwise loses his legal capacity; if he takes up residence abroad, or changes the terms of his marriage settlement; if any matrimonial regime of property governing the Borrower is dissolved; if the assets of the Borrower are wholly or partly placed under supervision (bewind);

f.	if the Borrower or one of his partners applies for a moratorium or other judicial postponement of payment of debts, files a bankruptcy or winding-up petition, is adjudicated bankrupt or wound-up, proposes an extrajudicial arrangement or composition with his creditors or, when insolvent, transfers any of his assets to his creditors (boedelafstand), or requests a debt restructuring arrangement;

g.	if the whole or, in the opinion of ABN AMRO, a substantial part of the Borrower’s assets is taken in execution or attached by way of security and such attachment is not lifted or discharged within 30 days after having been effected; if the whole or, in the opinion of ABN AMRO, a substantial part of the Borrower’s properties is sold, encumbered, expropriated, confiscated, lost or damaged;

h.	if the Borrower’s legal structure is changed and/or the Borrower merges or associates with one or more third parties or if, in the opinion of ABN AMRO, a significant change - whether or not as a consequence of the transfer of shares - has taken place in the control of the Borrower’s business or practice or if the memorandum and articles of association or the rules or regulations of the Borrower are, in the opinion of ABN AMRO, amended to a significant extent;

i.	if the Borrower, without ABN AMRO’s prior written consent, releases his shareholders from liability to further calls on partly paid-up shares, if he purchases his own shares, redeems his shares or makes a distribution from his reserves, which shall include a decision or an obvious intention to do so;

j.	if any circumstances mentioned in b. to i. (inclusive) occur in respect of a surety, a guarantor, jointly and severally liable debtor or a person who has provided ABN AMRO with any other type of security for the loan; if the surety or guarantor cancels or withdraws a surety bond or guarantee issued by him to ABN AMRO on the Borrower’s behalf; if a third party which has provided or has promised to provide ABN AMRO with security for the loan defaults in the performance of any obligation in respect of the security provided or promised;

k.	if any circumstances mentioned in b. to i. (inclusive) occur in respect of one or more businesses or companies which are included in the Borrower’s consolidated balance sheet, or in respect of one or more businesses or companies which have a controlling interest in the Borrower, or if any such business or company defaults in the performance of any obligation towards ABN AMRO in connection with credit and/or guarantee facilities granted by ABN AMRO;

l.	(in the case of a mortgage on any registered property other than referred to in m. below) if the whole or any part of the mortgaged property is attached, expropriated, declared unfit for occupation, listed as a national monument, re-divided (opneming in ruilverkaveling), demolished, lost or damaged, if a leasehold (erfpachtsrecht), a building right (opstalrecht) or a right to use an apartment (gebruiksrecht van het appartement) is completely or partially lost, terminated or cancelled, if the conditions governing a leasehold or a building right are altered; the sub-division (splitsing) of the mortgaged property is terminated or the relevant deed or regulations are amended, if the leaseholder or the holder of a building right fails to perform or acts contrary to any statutory provisions with respect to the conditions governing the leasehold or building right, if the owner or occupier of an apartment fails to perform or acts contrary to any statutory provisions with respect to the right to use an apartment or any provision contained in the agreement for sub-division or the regulations;

m.	(in the case of a mortgage on a ship) if the whole or any part of a mortgaged ship is attached, is classified in a lower category, loses its national registration or changes the same, is requisitioned, is the subject matter of abandonment, is missing, laid up, broken up, wrecked or damaged;

n.	if all or any of the goods, properties and other assets (goederen) provided to ABN AMRO as security for the loan other than those referred to in l. and m. are lost, destroyed or damaged or expire for any reason whatsoever;

o.	if the Borrower has given ABN AMRO incorrect information or has withheld information from ABN AMRO which it deems significant in connection with the conclusion of the Credit Agreement;

p.	if the loan is not used for the purpose for which it was granted, or if in the opinion of ABN AMRO, it is clear that the purpose for which the loan was granted has not been achieved or will not be achieved either wholly or to a significant extent;

q.	if any legislation or its interpretation is changed or a governmental action is taken, which affects or may affect the Credit Agreement and/or the security provided and/or the value thereof, and the Borrower and ABN AMRO have not within a reasonable period to be determined by ABN AMRO reached a written agreement adjusting the relevant provisions and/or security on such a basis that, in the opinion of ABN AMRO, the position of ABN AMRO is not adversely affected.

5.2	The Borrower shall forthwith notify ABN AMRO of the occurrence of any events mentioned in 5.1 b. to n. (inclusive).

5.3	If ABN AMRO demands repayment of the loan pursuant to the above provisions, the Borrower shall forthwith pay ABN AMRO lump sum compensation for losses sustained and income lost. Such compensation shall be due in respect of the full amount repayable and be determined on the basis of the same method and principles as specified in 4.2. Such compensation shall not be due if the demand for repayment results from the death of the Borrower.

6	Due dates

6.1	If ABN AMRO has not received any sum due to it under the Credit Agreement on the agreed due date, the Borrower shall be liable to pay ABN AMRO default interest on the overdue amount as from the due date, without prejudice to ABN AMRO’s other rights. Such default interest shall be payable forthwith. Amounts in relation to which no specific due dates have been stipulated in the Credit Agreement shall, for the purpose of the above provisions, be payable on the day stipulated by ABN AMRO for payment.

6.2	The rate of default interest shall be three percentage points above the contractual interest rate per annum applicable to the loan. Default interest shall be calculated on a monthly basis, part of a month being counted as a full month. As regards late repayment of principal, the default interest rate shall, as from the due date of such amount of principal, replace the contractual interest rate then applicable to the loan.

7	Payments

7.1	The Borrower shall make all payments to ABN AMRO without any costs to ABN AMRO and without any deduction or set-off. These payments shall be made on the due dates at ABN AMRO’s branch where the loan is administered, unless ABN AMRO has notified the Borrower of another address for payment.

7.2	ABN AMRO shall be entitled, but not obliged, to debit all amounts payable by the Borrower to ABN AMRO under the Credit Agreement to the Borrower’s current account at ABN AMRO on the agreed due dates. The Borrower shall be responsible for ensuring that this debit will not exceed the amount available for payments and withdrawals from such account.

7.3	Payments shall be applied as follows: firstly to costs and expenses incurred, secondly to compensation for losses sustained and income lost and default interest, thirdly to fees and commissions and interest, and fourthly to principal.